UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 9, 2012

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On January 9, 2012 and January 10, 2012, Mark T. Bertolini, Chairman, Chief Executive Officer and President of Aetna Inc. (“Aetna”) will meet with investors and analysts before and after a presentation he will provide at the 2012 J.P. Morgan HealthCare Conference (the “Conference”) on January 10, 2012. During these meetings and presentation, Aetna intends to reaffirm its previously disclosed projected full-year 2011 operating earnings of $5.15 per share (1), including approximately $0.37 per share in prior-year development. Additionally, during these meetings and presentation, Aetna expects to reaffirm the following previously disclosed projections:

•	2011 full-year operating earnings of approximately $1.95 billion (1),

•	2011 full-year revenue of approximately $33.6 billion (2),

•	approximately $3.05 billion in net subsidiary dividends during full-year 2011,

•	a total of approximately $5.8 billion of excess cash flow (3) generated during 2009, 2010 and 2011 combined,

•	year-end 2011 medical membership of approximately 18.4 million, and

•	year-end 2011 Medicare membership of approximately 1 million, including:

◦	approximately 400 thousand Medicare Advantage members,

◦	approximately 165 thousand Medicare Supplement members, and

◦	approximately 425 thousand Medicare Part D members.

Aetna's presentation at the Conference is scheduled to begin at 1:00 p.m. Eastern time (10:00 a.m. Pacific time). Investors, analysts and the general public are invited to listen to this presentation over the Internet via Aetna's Investor Information link at www.aetna.com/investor. A webcast replay will be available on that web site, beginning approximately two hours after the event, for 14 days.

(1) Projected operating earnings and projected operating earnings per share exclude net realized capital gains of $90.8 million ($139.7 million pretax) reported by Aetna for the nine months ended September 30, 2011, and the one-time charge of $89.1 million ($137.0 million pretax) that Aetna recorded in the three and nine months ended September 30, 2011 relating to the voluntary early retirement program announced in July 2011. Projected operating earnings and projected operating earnings per share also exclude any net realized capital gains or losses and other items, if any, since September 30, 2011, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations. In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings and operating earnings per share are also the measures reported to the Chief Executive Officer for these purposes. Projected operating earnings per share for the full year 2011 reflect approximately 380.5 million weighted average diluted shares.

(2) Projected revenue excludes net realized capital gains of $139.7 million reported by Aetna for the nine months ended September 30, 2011. Projected revenue also excludes any net realized capital gains or losses and other items, if any, since September 30, 2011 from total revenue. Aetna is not able to project the amount of future net realized capital gains or losses, and therefore cannot reconcile projected revenue to projected total revenue in any period.

(3) Projected excess cash flow available to the parent after payment of estimated fixed charges, shareholder dividends, issuance and/or maturity of debt, and inclusive of estimated available cash from employee stock programs.

The paragraph entitled “CAUTIONARY STATEMENT; ADDITIONAL INFORMATION” in Item 7.01 of this current report, below, is hereby incorporated by reference in this Item 2.02.

The information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

The information above in Item 2.02 of this current report, other than the information as to Aetna's projected 2011 results of operations and financial condition, is hereby incorporated by reference in this Item 7.01.  In addition, during the meetings and presentation referenced in Item 2.02, Aetna expects to reaffirm the following previously disclosed projections:

•	2012 full-year operating earnings per share of approximately $5.00 (4),

•	2012 full-year operating earnings of approximately $1.75 billion (4),

•	approximately $1.55 billion in net subsidiary dividends during full-year 2012,

•	approximately $1.25 billion of excess cash flow generated during full-year 2012 (3), and

•
Medical membership is projected to decline in the first quarter of 2012, with projected March 31, 2012 medical membership of approximately 17.9 million members. The first quarter 2012 membership decline is projected to be driven by: a reduction of approximately 500 thousand commercial administrative services contract members; an increase of approximately 35 thousand Medicare members, including approximately 30 thousand Medicare Advantage members; and a reduction of approximately 80 thousand Medicaid members, driven by Aetna's exit from the Medicaid program in the State of Connecticut. Medical membership is projected to grow over the remainder of 2012, driven by commercial insured and Medicare.

(4)
Projected operating earnings and projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations. In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings and operating earnings per share are also the measures reported to the Chief Executive Officer for these purposes. Projected operating earnings per share for the full year 2012 reflect approximately 353.0 million weighted average diluted shares.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION - Certain information in this Form 8-K is forward-looking, including our projections as to our operating earnings per share, revenue, operating earnings, net subsidiary dividends, excess cash flow, medical membership (including Medicare membership and its components), our weighted average diluted shares and prior-year reserve development. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next six years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges and the implementation of medical loss ratios, require further guidance and clarification both at the federal level and in the form of regulations and actions by state legislatures to implement the law. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform, changes in health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; the ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we acquire in the future) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS risk adjustment audits of certain of our Medicare contracts, guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; reputational issues arising from data security breaches or other causes; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2010 Annual Report on Form 10-K, Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (Aetna's “Third Quarter 10-Q”), each on file with the Securities and Exchange Commission. You also should read Aetna's 2010 Annual Report on Form 10-K and Third Quarter 10-Q for a discussion of Aetna's historical results of operations and financial condition.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: January 9, 2012	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer